Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of HNR Acquisition Corp. on Amendment No. 1 to Form S-1 (File No. 333-275378) of our report dated April 6, 2023, with respect to our audits of the consolidated financial statements of Pogo Resources, LLC as of December 31, 2022 and 2021 and for the years ended 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 8, 2024